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Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY  14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Third Quarter 2020 Results

WILLIAMSVILLE, NY, October 29, 2020 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the third quarter ended September 30, 2020.

THIRD QUARTER 2020 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•Net interest income increased 15% to $15.6 million reflecting the Fairport Savings Bank (“FSB”) acquisition and fees earned in connection with Paycheck Protection Program (“PPP”) lending

•Significant deposit growth of $522 million, or 41%

•Results include $0.5 million of remaining merger costs and a $2.3 million increase in loan loss provision to reserve for well-defined weakness in the Bank’s hotel portfolio

•Completed a private placement of $20 million of subordinated notes in July

Net income was $4.5 million, or $0.84 per diluted share, in the third quarter of 2020, compared with $0.5 million, or $0.09 per diluted share, in the second quarter of 2020 and $5.2 million, or $1.04 per diluted share, in last year’s third quarter.  The Company’s third quarter 2020 results included a $1.9 million provision for loan loss primarily reflecting an increase in criticized loans due to the continued economic impact of the coronavirus pandemic (“COVID-19”).  In addition, the third quarter of 2020 included $0.5 million in remaining one-time merger costs related to the acquisition of FSB due to the successful execution of the core system conversion during the quarter.  Return on average equity was 11.09% for the third quarter of 2020, compared with 1.19% in the second quarter of 2020 and 14.29% in the third quarter of 2019.

“The entire Evans team continues to respond to the challenges of this singularly unique and uncertain operating environment as clients’ needs are being met with consistent communication, support and execution,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “Our third quarter results were solid and represented an agile response to the pandemic, incremental business from FSB and robust participation in the Small Business Administration’s (SBA) PPP program, which resulted in the doubling of our commercial lending client base.  Since origination of these loans, we have focused on cultivating and deepening relationships, and to date, we have successfully converted over half of the new PPP customers to more permanent relationship status, utilizing three or more services.”

“The Western New York market area continues to recover slowly from the COVID-19 pandemic and while far from normal, we are encouraged by the significant reduction in loan deferrals, which are now $8 million of our total loan portfolio, down 98%.  We believe that we are appropriately reserved for the continuing economic effects of the pandemic and given our strong capital and liquidity, are well positioned looking forward.”

“The acquisition of FSB also positions us strongly in a strategically significant, contiguous market.  We completed the system conversion and integration during the quarter with high satisfaction and retention rates.  While overall growth in the expanded Rochester market has been somewhat muted given the ongoing challenges of in-person meetings and the virtual environment we are operating in, we continue to focus on advancing our combined market strategy.  Our commercial team in the market is now fully staffed and operational, we are experiencing substantial volume in residential lending as we leveraged our combined team, and our expense synergies are on track.”

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

Net Interest Income
($ in thousands)

	3Q 2020	2Q 2020	3Q 2019

Interest income	$17,766	$17,069	$16,845
Interest expense	2,124	2,136	3,224
Net interest income	15,642	14,933	13,621
Provision for loan losses (credit)	1,881	597	(431)
Net interest income after provision	$13,761	$14,336	$14,052

Net interest income increased $0.7 million, or 5%, from the second quarter of 2020, and $2.0 million, or 15%, from the prior-year third quarter.  The increase from both periods was primarily driven by higher average interest-earning assets as the Company recognized a full quarter of the impact of the FSB acquisition and PPP lending.  Included in interest income during the current quarter was approximately $0.9 million of amortized PPP loan fees compared with $0.6 in the second quarter of 2020.

Third quarter net interest margin of 3.19% declined 17 basis points from the second quarter of 2020 and 75 basis points from the third quarter of 2019.  The changes largely reflect the Federal Reserve’s decrease of the fed funds rate by 150 basis points early in 2020, and changes in the mix of interest-earning assets, including higher interest earning cash balances, PPP loans and residential mortgages from FSB.  The yield on loans decreased 21 and 115 basis points when compared with the second quarter of 2020 and third quarter of 2019, respectively.  The cost of interest-bearing liabilities decreased to 0.59% compared with 0.65% in the second quarter of 2020 and 1.24% in the third quarter of 2019.

The Company continues to evaluate its loan portfolio in response to the economic impact of the COVID-19 pandemic on its clients.  During the third quarter of 2020, the Company identified a well-defined weakness in the hotel industry and classified the loans to clients within that industry as criticized.  As of September 30, 2020, the Company’s hotel loan portfolio was $81 million, or approximately 6.5%, of total commercial loans.  As a result, total criticized assets increased to $133 million at September 30, 2020 compared with $71 million at the end of the 2020 second quarter and $54 million at September 30, 2019.

The $1.9 million provision for loan losses in the third quarter of 2020 reflects the increase in criticized loans.  The Company has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	3Q 2020	2Q 2020	3Q 2019

Total non-performing loans	$21,466	$19,718	$13,839
Total net loan charge-offs (recoveries)	34	-	(565)
Non-performing loans / Total loans	1.26%	1.17%	1.13%
Net loan charge-offs (recoveries) / Average loans	0.01%	-%	(0.19)%
Allowance for loan losses / Total loans	1.21%	1.11%	1.26%

During the second quarter of 2020, the Company implemented a customer payment deferral program, which allows the deferral of principal and interest payments for 90 days, to assist both consumer and business borrowers who indicated they may be experiencing financial hardship due to COVID-19 related challenges.  As of October 20, 2020, total deferrals amounted to $8 million compared with $407 million in the second quarter.

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

“The vast majority of second quarter deferrals have moved back to normal paying status, with the exception of those credits within our hotel portfolio, where further assistance is required given their level of seasonality and ongoing challenges during the COVID-19 pandemic,” stated John Connerton, Chief Financial Officer of Evans Bank.  “As a result, we have risk-rated an additional  10 hotel relationships totaling $65 million as criticized assets, which increased the commensurate level of reserve held on this portfolio resulting in the higher level of provision during the quarter.  The portfolio is well collateralized with an average loan to value of 53%, consisting of strong borrowers with full guarantees and are properties within our market.  Currently the majority are paying either interest only or full principal and interest.”

Non-Interest Income
($ in thousands)
	3Q 2020	2Q 2020	3Q 2019

Deposit service charges	$598	$397	$687
Insurance service and fee revenue	3,217	2,667	3,225
Bank-owned life insurance	170	178	160
Gain on sale of securities	667	-	-
Other income	1,205	997	1,092
Total non-interest income	$5,857	$4,239	$5,164

The increase in deposit service charges from the linked quarter reflects higher consumer spending and the reinstatement of certain fees that had been temporarily suspended during the second quarter of 2020 to assist customers affected by COVID-19.

The increase in insurance service and fee revenue from the second quarter of 2020 reflects seasonally higher commercial lines insurance commissions and profit-sharing revenue.

The current quarter included approximately $0.7 million of gain on sale of investment securities, while there were no comparable gains in the second quarter of 2020 and third quarter of 2019.

The increase in other income was largely due to changes in the fair value of mortgage servicing rights and higher interchange fees resulting from increased volume.

Non-Interest Expense
($ in thousands)
	3Q 2020	2Q 2020	3Q 2019

Salaries and employee benefits	$8,101	$8,005	$7,644
Occupancy	1,204	1,062	853
Advertising and public relations	503	123	231
Professional services	865	872	1,009
Technology and communications	1,365	1,467	1,057
Amortization of intangibles	136	134	112
FDIC insurance	290	282	-
Merger-related expenses	524	4,974	-
Other expenses	1,480	1,093	1,370
Total non-interest expenses	$14,468	$18,012	$12,276

Salaries and benefits costs remained relatively flat from the second quarter of 2020 given cost containment efforts.  The increase from the prior-year period largely was due to the addition of personnel related to the FSB acquisition.

Advertising expenses increased from the prior periods as a result of new promotional campaigns, particularly

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

those in the Company’s expanded Rochester market.

Professional service fees were elevated in the third quarter of 2019 due to higher legal and professional fees in response to certain data security matters.

The increase in technology and communications from the prior-year period was due to higher online banking activity, ATM card fees, and software costs primarily as a result of the FSB acquisition.

Merger-related expenses in the third quarter of 2020 included costs relating to the core system conversion that was finalized during the period.  Second quarter of 2020 included system contract termination and deconversion charges, and legal and other professional services.

The increase in other expense compared with the linked second quarter was mainly due to an increase in other loan expense and other retail miscellaneous expenses relating to the rebranding of the FSB Rochester branches.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 67.3% in the third quarter of 2020, 93.9% in the second quarter of 2020, and 65.4% in the third quarter of 2019.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 66.3% compared with 67.3% in the second quarter of 2020 and 64.8% in last year’s third quarter.

Income tax expense was $0.6 million, or an effective tax rate of 11.8%, for the third quarter of 2020 compared with 16.7% in the second quarter of 2020 and 25.6% in last year’s third quarter.  Excluding the impact of the first quarter 2020 historic tax credit transaction, the effective tax rate was 25.6% and 25.9% in the third and second quarters of 2020, respectively.

Balance Sheet Highlights

Total assets remained relatively flat at $2.06 billion as of September 30, 2020, compared with $2.07 billion at June 30, 2020, but increased 41% from $1.46 billion at September 30, 2019.  The year-over-year increase reflects the addition of $323 million of assets, including $271 million of loans, from the FSB acquisition and the Company’s loan growth over the last year, including $203 million of PPP loans.

Investment securities were $161 million at September 30, 2020, $9 million lower than the end of the second quarter of 2020, but $24 million higher than at the end of last year’s third quarter.  The Company added $21 million of securities from the FSB acquisition during the second quarter of 2020, and subsequently sold $23 million of securities during the third quarter of 2020.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.78 billion declined $28 million, or 2%, from June 30, 2020, but were higher $522 million, or 41%, from the end of last year’s third quarter.  The increase from the prior year reflects $239 million of deposits acquired from FSB and an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases in consumer deposits from government stimulus payments and lower consumer spending.  The slight decrease from the second quarter of 2020 largely reflects seasonally lower municipal deposits.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 7.82% at September 30, 2020 compared with 8.44% at June 30, 2020 and 10.11% at September 30, 2019.  Book value per share was $30.29 at September 30, 2020 compared with $30.13 at June 30, 2020 and $29.44 at September 30, 2019.

In response to the uncertainty related to the COVID-19 pandemic, on July 9, 2020, the Company executed a private offering of $20 million in 6% fixed-to-floating rate subordinated notes due on July 15, 2030.  During the

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

quarter, $15 million was moved to the Bank as Tier 1 capital.

In October 2020, the Company paid a semi-annual cash dividend of $0.58 per common share, and for the full year period, cash dividends totaled $1.16, up 12% over 2019.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, October 29, 2020 at 4:45 p.m. ET. Management will review the financial and operating results for the third quarter of 2020, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (323) 289-6581.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
November 5, 2020.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 5583559, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.8 billion in deposits at September 30, 2020.  Evans is a full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019
ASSETS
Interest-bearing deposits at banks	$88,249	$109,943	$40,706	$28,280	$14,757
Investment Securities	160,757	169,975	162,038	130,308	136,977
Loans	1,703,076	1,685,761	1,246,206	1,226,531	1,219,792
Allowance for loan losses	(20,601)	(18,754)	(18,157)	(15,175)	(15,382)
Goodwill and intangible assets	15,085	15,222	13,421	12,545	12,657
All other assets	110,427	103,793	80,597	77,741	86,931
Total assets	$2,056,993	$2,065,940	$1,524,811	$1,460,230	$1,455,732

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	442,536	428,655	273,623	263,717	271,633
NOW deposits	215,492	229,788	159,223	140,654	141,384
Savings deposits	799,739	794,513	625,773	587,142	568,156
Time deposits	323,211	356,147	268,978	275,927	277,633
Total deposits	1,780,978	1,809,103	1,327,597	1,267,440	1,258,806
Borrowings	82,909	67,715	23,902	23,755	28,748
Other liabilities	30,218	27,124	25,216	20,582	23,309
Total stockholders' equity	162,888	161,998	148,096	148,453	144,869

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,376,742	5,376,872	4,942,802	4,929,593	4,920,381
Book value per share	$30.29	$30.13	$29.96	$30.11	$29.44
Tier 1 leverage ratio	7.82%	8.44%	9.92%	10.33%	10.11%
Tier 1 risk-based capital ratio	11.28%	11.14%	11.84%	12.32%	11.87%
Total risk-based capital ratio	12.53%	12.39%	13.09%	13.56%	13.11%

ASSET QUALITY DATA
Total non-performing loans	$21,466	$19,718	$16,717	$14,396	$13,839
Total net loan charge-offs (recoveries)	34	-	17	85	(565)

Non-performing loans/Total loans	1.26%	1.17%	1.34%	1.17%	1.13%
Net loan charge-offs (recoveries)/Average loans	0.01%	-%	0.01%	0.03%	(0.19)%
Allowance for loans losses/Total loans	1.21%	1.11%	1.46%	1.24%	1.26%

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2020	2020	2020	2019	2019
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest income	$17,766	$17,069	$15,823	$16,028	$16,845
Interest expense	2,124	2,136	3,047	3,236	3,224
Net interest income	15,642	14,933	12,776	12,792	13,621
Provision (credit) for loan losses	1,881	597	2,999	(122)	(431)
Net interest income after provision	13,761	14,336	9,777	12,914	14,052

Deposit service charges	598	397	628	747	687
Insurance service and fee revenue	3,217	2,667	2,425	2,120	3,225
Bank-owned life insurance	170	178	160	164	160
Loss on tax credit investment	-	-	(2,475)	(158)	-
Refundable NY state historic tax credit	-	-	1,857	115	-
Gain on sale of securities	667	-	-	-	-
Other income	1,205	997	743	1,005	1,092
Total non-interest income	5,857	4,239	3,338	3,993	5,164

Salaries and employee benefits	8,101	8,005	7,797	7,355	7,644
Occupancy	1,204	1,062	861	868	853
Advertising and public relations	503	123	269	421	231
Professional services	865	872	914	827	1,009
Technology and communications	1,365	1,467	1,096	1,075	1,057
Amortization of intangibles	136	134	130	112	112
FDIC insurance	290	282	179	74	-
Merger-related expenses	524	4,974	460	232	-
Other expenses	1,480	1,093	1,164	1,207	1,370
Total non-interest expenses	14,468	18,012	12,870	12,171	12,276

Income before income taxes	5,150	563	245	4,736	6,940
Income tax provision	606	94	41	988	1,776
Net income	4,544	469	204	3,748	5,164

PER SHARE DATA
Net income per common share-diluted	$0.84	$0.09	$0.04	$0.75	$1.04
Cash dividends per common share	$0.58	$-	$0.58	$-	$0.52
Weighted average number of diluted shares	5,395,806	5,243,581	4,992,214	4,990,863	4,976,639

PERFORMANCE RATIOS
Return on average total assets	0.88%	0.10%	0.05%	1.02%	1.41%
Return on average stockholders' equity	11.09%	1.19%	0.55%	10.16%	14.29%
Efficiency ratio	67.30%	93.95%	79.87%	72.51%	65.35%
Efficiency ratio (Non-GAAP)*	66.28%	67.30%	73.39%	70.28%	64.75%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Third Quarter 2020 Results

October 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2020	2020	2020	2019	2019
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
AVERAGE BALANCES

Loans, net	$1,671,338	$1,535,206	$1,219,230	$1,213,837	$1,202,634
Investment securities	172,712	179,677	136,029	137,354	143,731
Interest-bearing deposits at banks	106,154	73,973	57,319	32,061	24,661
Total interest-earning assets	1,950,204	1,788,856	1,412,578	1,383,252	1,371,026
Non interest-earning assets	117,244	107,738	89,804	89,415	89,513
Total Assets	$2,067,448	$1,896,594	$1,502,382	$1,472,667	$1,460,539

NOW	221,343	203,458	144,564	136,077	134,008
Savings	799,082	721,578	605,103	593,694	591,585
Time deposits	337,967	337,187	274,576	274,856	281,798
Total interest-bearing deposits	1,358,392	1,262,223	1,024,243	1,004,627	1,007,391
Borrowings	84,926	51,493	24,708	27,241	25,234
Total interest-bearing liabilities	1,443,318	1,313,716	1,048,951	1,031,868	1,032,625

Demand deposits	430,658	399,807	281,624	272,834	261,089
Other non-interest bearing liabilities	29,644	25,540	22,127	20,375	22,231
Stockholders' equity	163,828	157,531	149,680	147,590	144,594

Total Liabilities and Equity	$2,067,448	$1,896,594	$1,502,382	$1,472,667	$1,460,539

YIELD/RATE

Loans, net	4.01%	4.22%	4.80%	4.92%	5.16%
Investment securities	2.06%	2.12%	3.24%	2.46%	2.87%
Interest-bearing deposits at banks	0.10%	0.08%	1.27%	1.65%	2.56%
Total interest-earning assets	3.62%	3.84%	4.51%	4.61%	4.87%

NOW	0.19%	0.24%	0.50%	0.57%	0.45%
Savings	0.33%	0.37%	0.87%	0.94%	0.90%
Time deposits	1.04%	1.40%	2.02%	2.09%	2.17%
Total interest-bearing deposits	0.48%	0.62%	1.13%	1.21%	1.20%
Borrowings	2.26%	1.41%	2.78%	2.64%	2.92%
Total interest-bearing liabilities	0.59%	0.65%	1.17%	1.24%	1.24%

Interest rate spread	3.03%	3.19%	3.34%	3.36%	3.63%
Contribution of interest-free funds	0.16%	0.17%	0.30%	0.31%	0.31%
Net interest margin	3.19%	3.36%	3.64%	3.67%	3.94%